SUNTRUST BANKS, INC. 401(k) PLAN

Amended and Restated January 1, 2012 including amendments
through December 31, 2012

ADDENDUM D
QUALIFIED DOMESTIC RELATIONS ORDER PROCEDURES
Table of Contents
Page

1.	Determination Whether a Domestic Relations Order is Qualified D-1

2.	Assignment of Benefits to Alternate Payee D-1

3.	Identifying Information D-2

4.	Awarded Amount D-2

5.	Two methods to Divide Benefits D-2

(a)	Separate Interest Award D-3

(b)	Shared Payment Award D-3

6.	QDRO Must Specify the Effect of Death on the Award D-3

(a)	Participant’s Death D-3

(b)	Alternate Payee’s Death D-3

7.	Notification of Parties D-3

8.	The Protection Period (or Holding Period) D-4

9.	Separate Accounting Until Determination is Made D-5

10.	Distribution of Amount Awarded by a QDRO D-5

10.	Notice of Favorable Tax Treatment D-5

11.	Fiduciary Responsibility D-6

12.	Plan Cannot be Made a Party D-6

13.	Internal Revenue Service Approval of QDRO Procedures D-6

NOTE:
The QDRO Procedures set forth in this Addendum are an integral part of the Plan. Certain words and phrases used in these Procedures have initial capital letters to indicate that they are used as defined terms in the Plan.

SUNTRUST BANKC, INC.
401(k) PLAN

ADDENDUM A
QUALIFIED DOMESTIC RELATIONS ORDER PROCEDURES

As provided in Section 10.4, the Plan will make distributions in accordance with a Qualified Domestic Relations Order (QDRO) issued in accordance with Code Section 414(p) and ERISA Section 206(d)(3). Those statutes govern the payment of benefits earned by a Participant under the Plan to his/her Spouse, former Spouse, child(ren) or other dependents, to the extent awarded under a QDRO. The relevant provisions of the Code and ERISA are nearly identical. Each Spouse, former Spouse, child or other dependent who is entitled to benefits under a QDRO is called an Alternate Payee. The Code requires the Plan to provide the following procedures to assist eligible individuals and their representatives to obtain a QDRO from a state domestic relations court or agency under the state's domestic relations laws.

1.
Determination Whether a Domestic Relations Order is Qualified. The Plan Committee (the Committee) or its delegate will determine whether a domestic relations order is qualified under Code Section 414(p), i.e., whether it is a QDRO. The Code prohibits the Plan from making any payment under any domestic relations order until the Committee has determined that it is a QDRO.

The order must constitute a judgment, decree or order (including approval of a property settlement agreement) made pursuant to a state domestic relations law (including community property law) that relates to the provision of child support, alimony payments or marital property rights to a Spouse, former Spouse, child or other dependent of a Participant (Alternate Payee).

2.
Assignment of Benefits to Alternate Payee. The purpose of the QDRO, as stated in an order or proposed order, must be to create or recognize the right of the Alternate Payee(s), or assign to the Alternate Payee(s) the right, to receive all or part of the benefits that otherwise would be payable to the affected Plan Participant. The only persons who can be Alternate Payees or contingent Alternate Payees are the Participant’s current or former Spouse, child(ren) or other dependents; this limited group of individuals is called the

Statutory Alternate Payee Group. The Plan will not honor any provision in a QDRO that names a contingent Alternate Payee to receive the awarded amount if the Alternate Payee dies before the Plan distributes the awarded amount, other than an individual who is within the Statutory Alternate Payee Group. The only person whom a QDRO may require to be treated as a Spouse is a former or current Spouse to whom the Participant is or was legally married. The Alternate Payee has the legal status of a beneficiary under the Plan. The Plan will honor a QDRO provision that names one or more contingent Alternate Payees who are within the Statutory Alternate Payee Group, to receive the awarded amount if the Alternate Payee dies before the Plan distributes the awarded amount. The Plan will honor a QDRO provision that names more than one of the Participant's dependents and specifies the order of succession. For example, if the Alternate Payee is a former Spouse who dies before receiving the award, the QDRO might provide that the Participant's children will receive the awarded amount in equal shares, or if no child survives, the Participant’s other dependent(s), if any, will receive the awarded amount. The Plan will not treat the spouse of any Alternate Payee who is not a Participant in his/her own right, as a Spouse for any purpose under the Plan.

3.
Identifying Information. The QDRO must clearly state the name of the Plan. For the Participant and each Alternate Payee, the QDRO must state the name, the last known mailing address, the Social Security number, and the date of birth (except to the extent the Committee knows such information),.

4.
Awarded Amount. The QDRO must clearly and expressly state the amount or percentage of the Participant's vested Account balances to be paid to each Alternate Payee, or a method to calculate the awarded amount, the date as of which the Plan must make the calculation, the number of payments or the period to which the QDRO applies, and that the QDRO specifically applies to this Plan. Under no circumstance may a QDRO result in the Plan paying benefits in an amount that is greater than the amount the Plan would have paid to or on behalf of the Participant if the QDRO had not been issued, or paying benefits that are required to be paid to another Alternate Payee under a previously existing QDRO. After payment of the awarded amount, the Alternate Payee will have no further interest in the Plan.

5.
Two Methods to Divide Benefits. The QDRO may award the Alternative Payee either a separate interest in the Participant’s Account balances, or a share of the lump sum or installment payment(s) that will made to the Participant after his/her Termination Date.

(a)
Separate Interest Award. A separate-interest award divides the Participant’s Account balances between the Participant and Alternate Payee as of a stated date, and gives the Alternate Payee the right to receive the awarded amount on a date that is different from the Participant’s distribution date.

(b)    Shared Payment Award. A shared-payment award gives the Alternate Payee a right to receive a stated dollar amount or percentage of the amount actually distributed to the Participant. If the QDRO awards the Alternate Payee a share of the amount to be distributed to the Participant in the future, the Plan will not make any payment under the QDRO until the Participant’s distribution date. The QDRO may specify a date or event as of which the award to the Alternate Payee will cease to be effective, e.g., the date the Alternate Payee remarries, or reaches the age of majority, or dies, etc.

6.	QDRO Must Specify the Effect of Death on the Award. The QDRO must specify how the unpaid award will be affected by the following events of death.

(a)	Participant’s Death. If the Participant dies before the QDRO award is distributed, the Plan will pay the awarded amount to the Alternate Payee(s) as soon as practicable after the Participant’s death.

(b)
Alternate Payee’s Death. If the Alternate Payee dies before the QDRO award is distributed, the Plan will pay the awarded amount to the named surviving contingent Alternate Payee(s) if any. If no valid contingent Alternate Payee is named or survives the Alternate Payee, the award will be forfeited as if the QDRO had not been issued, and the awarded amount will revert to the Participant’s Accounts.

7.	Notification of Parties. The Committee will promptly notify the affected Participant and each Alternate Payee when it receives an actual or proposed domestic relations order

(including a property settlement agreement) or other notice that a QDRO is being sought, and will provide a copy of this Addendum D and information about the Plan that is sufficient to permit the parties and/or their representatives to design and obtain a QDRO that complies with this Addendum and all other relevant provisions of the Plan. To the extent any court or agency with jurisdiction rules that a QDRO is inconsistent with this Addendum D, this Addendum will prevail and will govern the distribution that is made pursuant to the QDRO, which distribution will be consistent with this Addendum D.

Within a reasonable period after receiving the order, but no later than 18 months after the payment date specified in the order (see explanation of the 18‑month period in Section 8), the Committee will determine whether the proposed order is qualified and will notify the Participant and each Alternate Payee of the determination. The parties may designate representatives to receive the notices.

8.
The Protection Period (or Holding Period). Because an Alternate Payee has the legal status of a beneficiary under the Plan, the Committee must protect the potential rights of a prospective Alternate Payee for a period reasonably sufficient to permit him/her to perfect those rights through a QDRO. After the Committee has received written notice that all or part of a Participant's Account balances is or will become subject to a QDRO, it will not pay to or on behalf of the Participant any part of the Account balances to which the notice applies, until the end of the protection period. The Committee will determine whether a proposed QDRO is qualified, within a reasonable period after receiving the proposed QDRO. If the Committee finds defects in the initial proposed QDRO, it will provide the Alternate Payee a written notice and explanation of the defects. After the Committee determines that the proposed QDRO meets all relevant provisions of the Code and ERISA, and complies with this Addendum and all other relevant provisions of the Plan, the Committee will place a permanent hold on the portion of the Participant’s Account balances assigned to the Alternate Payee, and will pay that portion to the Alternate Payee under the terms of the QDRO and under this Addendum. In other words, the protection period becomes permanent if the proposed order is approved as a QDRO.

The Code and ERISA require a protection period of 18 months beginning on the date when the QDRO award will be payable if the proposed order should be approved. If the

Committee has provided the Alternate Payee with a written determination and explanation of defects in a proposed QDRO, and the defects are not corrected by the end of the 18-month protection period, the Plan may then pay to the Participant (or beneficiary) the entire benefit to which he/she would have been entitled if the proposed order had not been submitted (if the Participant is otherwise eligible for distribution). If the Committee determines, after the end of the 18-month period, that a revised order is qualified, the Plan will pay the QDRO award prospectively only, with no retroactive payment of interest. The QDRO may provide that the determination date is the calculation date. In situations where the award would be immediately payable if the order were immediately approved, the 18-month protection period begins to run on the date when the Committee receives the initial proposed QDRO. But in situations where the award would not be payable until a future date (for example, the Participant’s Termination Date), the 18-month period begins to run on the first date when the Alternate Payee could receive the distribution if he/ she elected to do so.

9.
Separate Accounting Until Determination is Made. During any period when the issue of the qualified status of a domestic relations order is being determined, the Committee will separately account for the amounts that would have been payable to the Alternate Payee if the order had already been determined to be qualified. As discussed in Section 8, if the Committee determines that a proposed order is qualified, the Plan will pay the required amounts to each Alternate Payee entitled to receive them. If the Committee determines that the proposed order is not qualified, after the end of the 18-month protection period it will merge the separate accountings and will pay the restored Account balances to the persons who would have received them if the order had not been issued.

10.
Distribution of Amount Awarded by a QDRO. After a valid QDRO awards an Alternate Payee all or a portion of a Participant’s Account balances, the Alternate Payee may elect an immediate lump sum distribution of the awarded amount, unless such distribution would conflict with the terms of the QDRO. The Plan may make such distribution while the affected Participant is in active Employment and regardless of the Participant’s age. Otherwise, the Plan will distribute the awarded amount to the Alternate Payee(s) pursuant to the terms of the QDRO.

11.
Notice of Favorable Tax Treatment. When the Committee makes a lump sum payment or other eligible rollover distribution of the awarded amount to a Spousal Alternate Payee, it will provide a Code Section 402(f) special tax notice to the Alternate Payee explaining that the payment may be rolled over to an individual retirement account or to another employer’s qualified plan.

12.	Fiduciary Responsibility. Plan representatives have an equal fiduciary responsibility to the Participant and to the Alternate Payee, who has the legal status of a beneficiary under the Plan.

13.
Plan Cannot be Made a Party. Section 514 of ERISA, 29 U.S.C. § 1144 provides that ERISA preempts all state laws that relate to employee benefit plans. The U. S. Department of Labor has stated the position that under the doctrine of ERISA preemption, a retirement plan or plan sponsor cannot be joined as a party to any state domestic relations proceeding. If any party to a domestic relations proceedings seeks to join the Plan or Plan sponsor in such proceeding, the sponsor will seek dismissal and may seek attorneys fees and costs against the party who makes such attempt.

14.
Internal Revenue Service Approval of QDRO Procedures. The Procedures stated in this Addendum D to the Plan, for payments of Account balances under QDROs, and restrictions on payments, are conditioned upon approval from the Internal Revenue Service, and will be revised from time to time to the extent necessary to maintain such approval.